Exhibit 3.5

As filed with the

Secretary of State

State of Colorado

December 23, 2009

PLANGRAPHICS, INC.

AND

INTEGRATED FREIGHT CORPORATION

ARTICLES OF MERGER

Pursuant to the provisions of the Colorado Business Corporation Act (CRS 7-11-104, et seq., as amended), the undersigned corporations adopt the following Articles of Merger:

First:

Attached hereto as Exhibit “A” is the Plan of Merger of PlanGraphics, Inc., a Colorado Corporation and owner of more than ninety percent of the issued and outstanding shares of Common stock of the Disappearing Corporation, (the Surviving Corporation) and Integrated Freight Corporation, a Florida corporation and wholly owned subsidiary of the Surviving Corporation, (the Disappearing Corporation).

Second:	The Plan of Merger was duly adopted by the Boards of Directors of the respective corporations on November 10, 20009.
Third:	The Plan of Merger complies in all respects with CRS 7-111-103(7) and approval by the stockholders by the Surviving Corporation and the Disappearing Corporation is not required.

The address of the registered office of the Surviving Corporation and the name of the registered agent as such office shall not be changed as result of the Plan of Merger. Either the registered office or the registered agent may be changed in the manner provided by law.

IN WITNESS WHEREOF, the following persons have duly executed and verify these Articles of Merger as of November 10, 2009.

PlanGraphics, Inc.	Integrated Freight Corporation

By: /s/ Paul A. Henley	By: /s/ Paul A. Henley
Paul A. Henley, President	Paul A. Henley, President

PLAN OF MERGER

NOVEMBER 10, 2009

PLANGRAPHICS, INC. AND INTEGRATED FREIGHT CORPORATION

1. Parties to the merger:

PlanGraphics, Inc., a Colorado corporation – the Surviving Corporation, whose principal business address is Suite 200, 6371 Business Boulevard, Sarasota, Florida 34240.

Integrated Freight Corporation, a Florida corporation – the Disappearing Corporation, whose principal business address is Suite 200, 6371 Business Boulevard, Sarasota, Florida 34240.

2. Structure of merger:

The Disappearing Corporation, a wholly owned subsidiary of the Surviving Corporation, shall be merged into the Surviving Corporation and shall cease to exist as a separate legal entity.

3. Effect on state charters:

The Colorado charter of the Surviving Corporation, including the Articles of Incorporation and amendments thereto, shall be unchanged, and shall continue as the chartering documents of the Surviving Corporation.

The Florida charter of the Disappearing Corporation, including the Articles of Incorporation and amendments thereto, shall cease and terminate upon filing of Articles of Merger with the Florida Secretary of State.

4. Effect on securities:

The issued and outstanding securities of the Surviving Corporation shall be unaffected by the merger; provided, that the Surviving Corporation shall issue, when and as soon as legally empowered so to do, such additional number of shares of its authorized but unissued common stock as may be required to deliver to the stockholders of the Disappearing Corporation one share of the Surviving Corporation’s common stock for each share of the Disappearing Corporation’s common stock issued, outstanding and transferred to the Surviving Corporation by The Integrated Freight Stock Exchange Trust; and, provided, further, that the Surviving Corporation’s obligation to issue additional shares as provided herein shall survive the merger and continue as an obligation of the Surviving Corporation until fulfilled.

The issued and outstanding common stock of the Disappearing Corporation transferred to the Surviving Corporation by The Integrated Freight Stock Exchange Trust shall be replaced by and equal number of shares of the Surviving Corporation’s common stock, when and as soon as the Surviving Corporation is legally empowered so to do, and shall be extinguished.

5. Effect on obligations:

The obligations of the Surviving Corporation existing prior to the merger shall be unaffected by the merger.

The obligations of the Disappearing Corporation existing prior to the merger shall be unaffected by the merger and by operation of law become obligations of the Surviving Corporation, including, but not limited to –

A. Obligations, contracts and agreements wholly or partially unperformed on the date of the merger.

B. Advances, loans, notes, debts, bonds, debentures and other obligations for money borrowed outstanding on the date of the merger.

C. Commitments, obligations, contracts and agreements to issue shares of common stock outstanding on the date of the merger, including issue on sale or purchase of assets, on payment, conversion or exchange of or for notes, bonds and debentures, and on exercise of options, warrants and other instruments, none of which shall be subject to any adjustment in number of shares, price, conversion factor or exchange factor or in any other manner as a result of the merger but shall remain one share for one share, notwithstanding a delay in the issuance thereof until such time as the Surviving Corporation shall have a sufficient number of authorized but unissued common stock to satisfy its obligations for the issue of such shares.

- End of Plan of Merger -